EXECUTIVE EMPLOYMENT AGREEMENT

Executive Employment Agreement ("Agreement") is made and effective this 15h day of November, 1999, by and between Power Save International, Inc., a Delaware corporation (the "Company") and Scott Balmer, ("Executive").

WHEREAS, the Company wishes to assure itself of the benefit of Executive's services, experience and loyalty, and Executive has indicated his willingness to provide his services, experience and loyalty on the terms and conditions set forth herein:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the parties hereto agree as follows:

1.       Employment.

Company hereby agrees to initially employ Executive as its Chief Operating Officer and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control. Election or appointment of Executive to another office or position, regardless of whether such office or position is inferior to Executive's initial office or position, shall not be a breach of this Agreement.

2.       Duties of Executive.

The duties of Executive shall include the performance of all of the duties typical of the office held by Executive and such other duties and responsibilities as may be assigned by the Chairman of the Board of Directors (the "Chairman") and/or the Directors of the Company.

3.       Exclusivity.

(a) For so long as Executive is employed by Company, Executive shall, except as may from time to time be otherwise agreed in writing by the Company, devote his full time working hours, ability and attention to the business of the Company, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Directors of the Company having authority over him and shall perform all duties in a professional, ethical and businesslike manner and use his best efforts to promote and serve the interests of the Company.

(b) For so long as Executive is employed by Company, Executive shall not, directly or indirectly, render services to any other person or organization for which he receives compensation without the prior written consent of the Chairman, or otherwise engage in activities which would interfere significantly with his faithful performance of his duties hereunder. Executive may perform inconsequential services without direct compensation thereof or in connection with the management of personal investments; provided that such activity does not contravene the provisions of Section 7 hereof.

4.       Compensation.

Executive shall be paid compensation during this Agreement as follows:

(a) An initial base salary of _________ per year, payable in equal installments according to the Company's regular payroll schedule. The base salary shall be adjusted at the end of each year of employment at the discretion of the Board of Directors. Company shall be entitled to deduct or withhold all taxes and charges that Company may be required to deduct or withhold from salary.

(b) An incentive bonus as consideration for Executive's termination of his current employment to undertake the duties described herein and for the covenants contained in Sections 7(b) and 7C below. This bonus will be in the
amount of _____________ payable on          if Executive  is still in the
employ of Company. Company shall be entitled to withhold all taxes and charges that Company may be required to deduct or withhold from the bonus.

(c)Options pursuant to the Company's Stock Option Plan, which plan is incorporated by reference as if set forth herein in full, to purchase __________ shares of Company Common Stock at an Option Price of ___ per share, such option to be granted in the event that Executive is employed by Company on that date.

5. Benefits.

(a) Holidays, Vacation, Sick Leave. Executive shall be entitled to such holidays, vacation and sick leave as are afforded to senior officers of the Company under its benefit plans, as and when such plans are adopted (and as modified from time to time) by the Board of Directors.

(b) Medical Insurance. During this Agreement, company agrees to reimburse Executive for the costs of continuing Executive" medical coverage with his prior employer under applicable Federal Law (COBRA coverage). Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits. (c) Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive's duties. Executive will maintain records and written receipts as required by Company's policies and procedures and as may be reasonable requested by the Chairman to substantiate such expenses.

6. Rights to Work Product.

In consideration of Executive's original and continuing employment under this Agreement, it is agreed and understood that Executive shall disclose to Company all inventions, improvements, designs, information, reports, studies, other tangible or intangible material of any nature whatsoever produced or as a result of any of the services performed by Executive hereunder and all copies of any of the foregoing. Executive hereby irrevocably grants, assigns, transfers and sets over unto Company all right, title and interest of any kind, nature or description in and to the above referenced work product and Executive shall not be entitled to make use of the work product except as may be expressly permitted in this Agreement. Executive agrees to execute: (i) any and all documents and;
(ii) provide all such assistance; as is reasonably requested by Company in connection with the registration and protection by litigation or otherwise of any patents, copyrights, trademarks or other proprietary rights in the work product produced hereunder (including any reissues thereof).

7. Confidential Information and Noncompetition.

(a) Confidential Information. Executive recognizes that the services to be performed by him/her hereunder are special, unique and extraordinary in that, by reason of his employment hereunder, he may acquire or has acquired confidential information and trade secrets concerning the operation of the Company, the use or disclosure of which could cause Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, in consideration of Executive's original and continued employment by Company in a capacity in which he may receive or contribute to the production of confidential information, Executive agrees and acknowledges that all tangible and intangible information obtained or developed, and in connection with the performance of this Agreement (including information developed by Executive as part of his/her performance of services) which is so designated by Company, shall be considered to be confidential and proprietary information which contains valuable business information and trade secrets of company relating to its business practices and critical to its competitive position in the marketplace.

(i) Information publicly known that is generally employed by the trade at or after the time Executive first learns of such information, or generic information or knowledge which Executive would have learned in the course of similar employment or work elsewhere in the trade, shall not be deemed part of the company confidential information. (ii) All notes, materials or records, of any kind, in any way incorporating or reflecting any of the Company confidential information shall belong exclusively to company and Executive agrees to turn over all copies of such materials in his control to Company upon termination of this Agreement.

 (iii) Executive agrees during the term of this Agreement and thereafter to hold in confidence and not to directly or indirectly reveal, report, publish, disclose or transfer any of the Company confidential information to any person or utilize any of the Company confidential information for any purpose, except in the course of his/her work for the Company.

(iv) Executive agrees to notify Company promptly and in writing of any circumstances of which Executive has knowledge relating to any possession, use or knowledge of any portion of the Company confidential information by any unauthorized person.

(b) No Competing Employment. For so long as Executive is employed by Company, Executive shall not, unless he receives prior written consent from the Board of Directors, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business entity that materially competes with the Company.

(c) No Interference. During the term of this Agreement, Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation, or other business organization (other than the Company), intentionally solicit, endeavor to entice away from Company or otherwise interfere with the relationship of Company with, any person who is employed by or otherwise engaged to perform services for Company (including, but not limited to, any employees of Company's venture partners and independent sales representatives or organizations) or any person or entity who is, or was within the then most recent twelve (12) month period, a customer or client of the Company.

8. Term and Termination

(a) The Initial Term of this Agreement shall commence on the effective date noted above and it shall continue in effect for a period of __ year(s). Thereafter, the Agreement shall be renewed upon the mutual written agreement of Executive and Company. In the event that Company shall terminate this Agreement without cause during the Initial Term, Executive shall, as severance pay and in lieu of damages, be entitled to be paid an amount equal to the unpaid portion of Executive's base annual salary and incentive bonus payment as well as continuation of his/her medical benefits payments. In the event of such termination, Executive shall not be entitled to any other compensation then if effect, prorated or otherwise.

(b) This Agreement and Executive's employment may be terminated by Company at its discretion effective an any time after the Initial Term, provided that in such case, Executive shall be paid fifty percent (50%) of Executive's then applicable base annual salary during this Agreement as well as continuation of his medical benefits payments for a period of six (6) months. In the event of such a discretionary termination, Executive shall not be entitled to receive any incentive salary payment or any other compensation then in effect, prorated or otherwise.

(c) This Agreement may be terminated by Executive at Executive's discretion by providing at least ninety (90) days prior written notice to the Company. In the even of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive's original termination notice.

(d) Company shall have the right to terminate Executive's employment immediately for Cause. "Cause" shall mean: (1) conviction of a felony involving moral turpitude, if the Board, in its sole discretion (reasonably applied) believes that such conviction will have a significant adverse effect upon Executive's ability to perform under this Agreement or a significant adverse effect upon the Company; (11) commission of a material dishonest act or common law fraud against Company or either of its venture partners or any parent, subsidiary or affiliate of a venture partner; (III) habitual drunkenness or narcotic dependence during working hours or otherwise materially interfering with Executive's duties hereunder; (IV) excessive absenteeism not related to illness, sick leave or vacations, but only after notice from Company followed by a repetition of such excessive absenteeism; (V) any act or omission that constitutes a material breach by Executive of his obligations or agreements under this Agreement or any other written agreement between Executive and Company, or by the failure or refusal of Executive to satisfactorily perform any duties reasonable required hereunder, but only after notification by Company of such breach and a failure or refusal of Executive to correct such breach within thirty (30) days of such notification (other than by reason of the incapacity of Executive due to physical or mental illness). In event of termination of the Agreement pursuant to this Subsection 8(d), Executive shall be paid only at the then applicable base salary rate up to and including the date of termination. Executive shall not be paid any incentive salary payments or other compensation, prorated or otherwise.

(e) In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be deemed terminated as a result thereof.

9. Notices.

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services:

If to Company:

Power Save International, Inc.
5800 NW 64 Ave., Bldg. 26 #109,
Tamarac, FL 33319
Attn:    Chairman and Treasurer

If to Executive:

            Scott Balmer
            5800 NW 64 Ave., Bldg. 26 #109,
            Tamarac, FL 33319

10. Entire Agreement.

This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior proposals, understandings and all other agreements, oral or written between the parties relating to such subject matter. Each party hereby acknowledges that it has not entered into this Agreement in reliance upon any representation made by the other party and not embodied herein.

11. Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Florida as if made in Florida for performance entirely within the State of Florida.

12. Headings.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

13. Assignment.

(a) By Executive. Neither this Agreement nor any right, duty, obligation or interest hereunder may be assigned or delegated by Executive without the prior express written approval of Company, which may be withheld by Company at Company's absolute discretion.

(b) By Company. This Agreement and all of Company's rights and obligations hereunder may be assigned, delegated or transferred by it to (I) any venture partner of Company or to any parent, subsidiary or affiliate of any venture partner; or (II) any business entity which at any time by merger, consolidation or otherwise acquires all or substantially all of the assets of the Company or to which Company transfers all or substantially all of its assets. Upon such assignment, delegation or transfer, any such partner, parent, subsidiary, affiliate or other business entity shall be deemed to be substituted for all purposes as the Company hereunder. (c) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of Company and Executive's heirs and the personal representatives of Executive's estate.

14. Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

15. Arbitration.

(a) In the event that a dispute arises concerning the terms of this Agreement the aggrieved party shall refer such dispute to arbitration as specified herein. Such arbitration shall be held in the County of Baltimore, Virginia, in accordance with the rules of the American Arbitration Association ("AAA Rules") then in effect. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction over the parties. The arbitrators shall have the authority to grant any legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter.

(b) The prevailing party in an action brought against the other to enforce the terms of this Agreement or any rights or obligations hereunder, shall be entitled to receive its reasonable costs and expenses of bringing such action including its reasonable attorneys fees.

(c) No action, regardless of form, arising out of this Agreement, shall be brought by Executive more than two (2) years after such cause of action shall have accrued.

16.      Miscellaneous.

(a) This Agreement may not be modified or altered except by a written instrument executed by both parties. (b) The parties agree that each provision in this Agreement is deemed equally essential to each party. (c) The failure of either of the parties to insist upon strict performance of any of the provisions of this Agreement shall not be construed as the waiver of any subsequent default of a similar nature. (d) Either party shall be excused from performance and shall not be liable for any delay in delivery or for non-delivery, in whole or in part, caused by the occurrence of any contingency beyond the control of the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Power Save International, Inc.                    Executive

By: ________________________                      By: __________________________

Name: ______________________                      Name: ________________________

Title: _______________________

Address:
         5800 NW 64 Ave., Bldg 26 #109
         Tamarac, FL 33319